Exhibit 99.1

NEWS RELEASE

Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE REPORTS THIRD QUARTER 2009 RESULTS
STEPS TAKEN TO IMPROVE OUTLOOK FOR PROFITABILITY AND GROWTH
PITTSBURGH, PA October 28, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $11.3 million and a GAAP loss per share from continuing operations of ($0.56) per share for the third quarter ended September 26, 2009. Third quarter 2009 revenue was within the Company’s earlier guidance range of $10.0 million to $12.0 million. In comparison, revenue and GAAP earnings per share from continuing operations for the third quarter ended September 27, 2008 were $12.9 million and $0.06 per share, respectively.
Joseph Ferrara, Chairman, President and Chief Executive Officer said, “We took significant steps in our continued business transformation to improve our results and to better position Tollgrade for a return to profitability and growth. By continuing our streamlining efforts, including the divestiture of the cable business, we were able to take the necessary step to combine activities and consolidate our business structure in a number of areas. Today, we implemented a reduction in force which affects twenty-eight positions and is expected to reduce our annual costs by an estimated $2.4 million. We expect to realize the full effect of the reduction in the first quarter of 2010. These actions reflect the continued determination of our management team and new Board of Directors to drive the Company towards profitability in the near term.” Mr. Ferrara continued, “In addition, over the first half of 2009, we began outsourcing our production processes to reduce fixed costs and have adopted a more variable cost model. We are targeting the end of 2009 to complete the outsourcing of 100% of our production processes to key suppliers. This outsourcing model has reduced our need to carry finished goods inventory as we work with suppliers to deliver our products within our customers’ lead times.”
Mr. Ferrara added, “Finally, our third quarter revenues were the highest of the year, and we expect to see continued growth in the fourth quarter with a number of opportunities in the pipeline for 2010.”
Included in the third quarter 2009 loss from continuing operations are certain charges, including an inventory charge of approximately $3.1 million related to the end of life and lower projected inventory consumption of some the Company’s legacy product lines, certain other impairment charges amounting to approximately $0.5 million, and a $1.6 million severance charge primarily related to management’s decision in the third quarter to reduce the Company’s workforce. These charges, along with stock compensation expense of approximately $0.2 million, totaled approximately $5.4 million for the third quarter of 2009. Excluding these charges, the loss per share from continuing operations for the quarter on a non-GAAP basis was ($0.13). On a non-GAAP basis, income per share from continuing operations for the third quarter ended September 27, 2008 was $0.07 per share.
In addition, general and administrative expenses included in our third quarter 2009 loss from continuing operations include a net bad debt reserve of $1.1 million and certain professional and legal expenses associated with, among other items, the proxy contest that concluded in the quarter.
For the nine month period ended September 26, 2009, revenues were $32.3 million and GAAP loss per share was ($0.76) compared to the nine month period ended September 27, 2008 when the Company posted revenues of $36.2 million and a GAAP loss per share of ($0.18).
Mr. Ferrara continued, “We were also able to reduce our R&D resources in the third quarter, in part, by discontinuing a number of legacy products. While the discontinuance of these products allowed us to reduce our long term engineering resource requirements, it also contributed significantly to our inventory impairment. We concluded that it was prudent for us to write-down a significant portion of our inventory based on these end-of-life announcements, as well as the depressed consumption rates of certain other products. Additionally, general and administrative expenses were higher during the third quarter primarily due to charges related to the proxy contest that concluded in the third quarter and our establishment of a reserve for a large foreign receivable balance of which the likelihood of collection is uncertain at this time.”
The Company’s order backlog for firm customer purchase orders, software maintenance contracts and managed services contracts was $16.3 million as of September 26, 2009, compared to a backlog of $15.1 million as of December 31, 2008. The backlog at September 26, 2009 and December 31, 2008 included approximately $7.2 million and $12.0 million, respectively, related to software maintenance contracts, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements. The decline in software maintenance backlog is associated with three individual customer contracts. Because two of the contracts are up for renewal at the end of 2009, the backlog at September 26, 2009 only includes one quarter from each of these contracts in the total amount. The third customer contract expired in June of 2009 and, although this contract was renewed soon after the end of the third quarter 2009 for an additional one year period, backlog at September 26, 2009 does not include revenue from this contract. On a sequential basis, backlog decreased to $16.3 million at September 26, 2009 from $17.7 million at June 27, 2009. Management expects that approximately 28% of the current total backlog will be recognized as revenue in the fourth quarter 2009. The Company is currently in discussions with certain large domestic and international customers to finalize agreements to renew its expiring multi-year software maintenance contracts, and is also pursuing opportunities to bolster its managed service revenues.
The Company‘s cash and short-term investment balance increased by $5.0 million from year end 2008 to $65.4 million. The increase was primarily due to the proceeds received from the sale of the cable product line as well as producing positive cash flow from operations. On a sequential basis, cash and short term investments increased by $1.5 million from the second quarter 2009.
4th Quarter 2009 Outlook
“We are confident that in streamlining our business and getting the associated costs behind us, we will be in a better position to return to profitability in the near term,” said Mr. Ferrara. “Looking ahead to the fourth quarter of 2009, we expect revenue in the range of $11.5 million to $13.5 million and we are striving to achieve profitability in the quarter. We continue to generate cash and are optimistic about our future prospects,” he added.
Conference Call and Webcast
A conference call to discuss earnings results for the third quarter 2009 will be held on Thursday, October 29, 2009 at 9:00 a.m., Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (International: 1-412-858-4600). Please reference Tollgrade’s Third Quarter 2009 Earnings Results call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address:
http://www.videonewswire.com/event.asp?id=63017
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies, as well as for power distribution companies.  For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	26, 2009	27, 2008	26, 2009	27, 2008
Revenues:
Products	$5,016	7,417	$14,986	19,419
Services	6,310	5,481	17,300	16,782

	11,326	12,898	32,286	36,201

Cost of sales:
Products	2,537	2,823	8,090	8,601
Services	2,137	2,207	5,497	6,018
Amortization of intangible assets	659	772	1,949	2,353
Severance	502	—	778	—
Impairment of intangible assets	191	—	191	202
Inventory write-down	3,070	—	3,070	754

	9,096	5,802	19,575	17,928

Gross profit	2,230	7,096	12,711	18,273

Operating expenses:
Selling and marketing	1,567	1,594	4,850	5,284
General and administrative	4,111	2,205	9,525	7,003
Research and development	2,353	2,513	6,795	8,077
Severance	1,114	—	1,179	453
Other impairments	293	—	293	—

Total operating expenses	9,438	6,312	22,642	20,817

(Loss) income from operations	(7,208)	784	(9,931)	(2,544)
Other income	46	264	555	1,063

(Loss) income before income taxes	(7,162)	1,048	(9,376)	(1,481)
(Benefit) provision for income taxes	(80)	277	215	926

(Loss) income from continuing operations	(7,082)	771	(9,591)	(2,407)
Income (loss) from discontinued operations, net of income taxes	—	147	(223)	(3,434)

Net (loss) income	$(7,082)	$918	$(9,814)	$(5,841)

Diluted earnings per share information:
Weighted average shares of common stock and equivalents:	12,682	13,173	12,681	13,170

Net (loss) income per common and common equivalent shares from continuing operations	$(0.56)	$0.06	$(0.76)	$(0.18)

Net (loss) income per common and common equivalent shares from discontinued operations	$0.00	$0.01	$(0.02)	$(0.26)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September	December
	26 , 2009	31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$65,179	$57,976
Short-term investments	198	2,419
Trade accounts receivable, net	6,782	9,361
Other receivables	1,239	632
Inventories, net	3,124	7,843
Prepaid expenses and deposits	715	1,200
Deferred and refundable tax assets	717	453
Current assets of discontinued operations	—	4,314

Total current assets	77,954	84,198

Property and equipment, net	3,185	2,661
Intangibles, net	34,740	36,678
Deferred tax assets	107	81
Other assets	314	262
Noncurrent assets of discontinued operations	—	467

Total assets	$116,300	$124,347

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$555	$1,198
Accrued warranty	620	927
Accrued expenses	4,212	1,514
Accrued salaries and wages	232	363
Accrued royalties payable	63	284
Income tax payable	263	267
Deferred revenue	2,391	3,024
Current liabilities of discontinued operations	—	1,146

Total current liabilities	8,336	8,723

Pension obligation	1,046	889
Deferred tax liabilities	2,144	1,792
Other tax liabilities	689	489

Total liabilities	12,215	11,893

Total shareholders’ equity	104,085	112,454

Total liabilities and shareholders’ equity	$116,300	$124,347

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September	September
	26, 2009	27,2008

Cash flows from operating activities:
Net loss	$(9,814)	$(5,841)
Less: Loss from discontinued operations, net of taxes	223	3,434
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of intangible assets	191	202
Impairment of other long live assets	293	—
Amortization expense	1,949	2,353
Depreciation expense	865	1,100
Stock-based compensation expense	720	341
Valuation allowance	—	129
Deferred income taxes	247	190
Inventory write-down	3,070	754
Provisions for losses on inventory	268	567
Provision for allowance for doubtful accounts	1,178	178
Changes in assets and liabilities:
Accounts receivable-trade	1,608	6,604
Accounts receivable-other	(588)	(522)
Inventory	1,384	455
Prepaid expense and other assets	506	285
Accounts payable	(752)	(5,989)
Accrued warranty	(307)	(369)
Accrued expenses and deferred income	1,271	(167)
Accrued royalties payable	(221)	(465)
Income taxes payable	(21)	612

Net cash provided by operating activities of discontinued operations	12	37

Net cash provided by operating activities	2,082	3,888

Cash flows from investing activities:
Proceeds on sale of cable product line	3,012	—
Proceeds from note receivable	53	—
Purchase of short-term investments	—	(2,279)
Redemption/maturity of short-term investments	2,220	1,922
Purchase of acquired assets	(300)	—
Purchase of property and equipment	(505)	(528)
Sale of assets held for sale	—	263

Net cash used in investing activities of discontinued operations	(57)	(37)

Net cash provided by (used in) investing activities	4,423	(659)

Net increase in cash and cash equivalents	6,505	3,229
Effect of exchange rate changes on cash & cash equivalents	698	(210)
Cash and cash equivalents, beginning of period	57,976	58,222

Cash and cash equivalents at end of period	$65,179	$61,241

Explanation of Non-GAAP Measures
During the third quarter 2009, we continued the restructuring programs that were implemented beginning on January 30, 2008 and March 17, 2009, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items, stock-based compensation expense, write-downs and impairments. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance in the third quarter of 2009. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three and nine month periods ended September 26, 2009 and September 27, 2008, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from, or as a substitute for, comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Severance expense: For the three and nine month periods ended September 26, 2009 and for the nine month period ended September 27, 2008, we have excluded the effect of severance expense from our GAAP operating expense, operating loss, net loss and diluted earnings per share. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Impairment and inventory related charges: For the three and nine month periods ended September 26, 2009 and for the nine month period ended September 27, 2008, we have excluded the effect of certain impairment and inventory related charges on gross profit, gross margin, operating loss, net loss and diluted earnings per share. We believe it is useful for investors to understand the effect of these charges on our operating performance.

•	Stock-based compensation expense: For the three and nine month periods ended September 26, 2009 and September 27, 2008, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating loss, net loss and diluted earnings per share. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

Reconciliation to GAAP- Quarter Ended September 26, 2009 (Unaudited)

					Net	Diluted
		Gross			loss from	EPS from
(In thousands, except	Gross	Profit	Operating	Operating	continuing	continuing
per share amount)	Profit	Percentage	Expense	Loss	operations (1)	operations (1)

GAAP Reported Results	$2,230	19.7%	$9,438	$(7,208)	$(7,082)	$(0.56)
Severance	502	4.4%	(1,114)	1,616	1,616	0.13
Intangible impairment	191	1.7%	—	191	191	0.02
Inventory impairment	3,070	27.1%	—	3,070	3,070	0.24
Other impairments	—	—%	(293)	293	293	0.02
Stock-based Compensation	—	—%	(207)	207	207	0.02

Non-GAAP Results, Excluding special items	$5,993	52.9%	$7,824	$(1,831)	$(1,705)	$(0.13)

(1)	Note: In calculating the Non-GAAP results reflected in the above table, we have adjusted the GAAP reported results to add back the charges we took in the third quarter 2009 related to severance, intangible impairment, inventory impairment, certain other impairments, and stock-based compensation expense. In calculating these Non-GAAP results, we have not added back to the GAAP reported results the $1.1 million bad debt reserve charge taken during the third quarter 2009. Had we also added back the $1.1 million bad debt reserve charge, for the third quarter 2009, our Non-GAAP net loss from continuing operations (in thousands) would have been ($610) and our Non-GAAP diluted EPS from continuing operations would have been ($0.05).
Reconciliation to GAAP- Nine Months Ended September 26, 2009 (Unaudited)

					Net	Diluted
		Gross			loss from	EPS from
(In thousands, except	Gross	Profit	Operating	Operating	continuing	continuing
per share amount)	Profit	Percentage	Expense	Loss	operations (1)	operations (1)

GAAP Reported Results	$12,711	39.4%	$22,642	$(9,931)	$(9,591)	$(0.76)
Severance	778	2.4%	(1,179)	1,957	1,957	0.15
Intangible impairment	191	0.6%	—	191	191	0.02
Inventory impairment	3,070	9.5%	—	3,070	3,070	0.24
Other impairments	—	—%	(293)	293	293	0.02
Stock-based compensation	—	—%	(720)	720	720	0.06

Non-GAAP Results, Excluding special items	$16,750	51.9%	$20,450	$(3,700)	$(3,360)	$(0.27)

(1)	Note: In calculating the Non-GAAP results reflected in the above table, we have adjusted the GAAP reported results to add back the charges we took in the nine months ended September 26, 2009 related to severance, intangible impairment, inventory impairment, certain other impairments, and stock-based compensation expense. In calculating these Non-GAAP results, we have not added back to the GAAP reported results the $1.1 million bad debt reserve charge taken during the third quarter 2009. Had we also added back the $1.1 million bad debt reserve charge, for the nine months ended September 26, 2009, our Non-GAAP net loss from continuing operations (in thousands) would have been ($2,265) and our Non-GAAP diluted EPS from continuing operations would have been ($0.18).

Reconciliation to GAAP- Quarter Ended September 27, 2008 (Unaudited)

					Net
					income	Diluted
		Gross			from	EPS from
(In thousands, except per	Gross	Profit	Operating	Operating	continuing	continuing
share amount)	Profit	Percentage	Expense	income	operations	operations

GAAP Reported Results	$7,096	55.0%	$6,312	$784	$771	$0.06
Stock-based compensation	—	—%	(159)	159	159	0.01

Non-GAAP Results, Excluding special items	$7,096	55.0%	$6,153	$943	$930	$0.07

Reconciliation to GAAP- Nine Months Ended September 27, 2008 (Unaudited)

					Net	Diluted
		Gross			loss from	EPS from
(In thousands, except per	Gross	Profit	Operating	Operating	continuing	continuing
share amount)	Profit	Percentage	Expense	Loss	operations	operations

GAAP Reported Results	$18,273	50.5%	$20,817	$(2,544)	$(2,407)	$(0.18)
Severance	—	—%	(453)	453	453	0.03
Intangible asset impairment	202	0.5%	—	202	202	0.02
Inventory impairment	754	2.1%	—	754	754	0.06
Stock-based compensation	—	—%	(301)	301	301	0.02

Non-GAAP Results, Excluding special items	$19,229	53.1%	$20,063	$(834)	$(697)	($0.05)

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the fourth quarter 2009. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) delays in the software product launch and other strategic initiatives that we expect to complete before the end of this year; (b) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers, particularly the large domestic and international multi-year software maintenance agreements up for renewal at the end of 2009; (c) negative impact from changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (d) the inability to effectively integrate the hired employees and tools and resources from the large managed services agreement or to achieve expected revenues and profitability therefrom; (e) the inability of the Company to realize the benefits of its revenue and cost initiatives due to unforeseen delays, changes in its markets or other factors, and the risk that these initiatives will not promote revenue growth or restore profitability in the timeframe anticipated by the Company; (f) inability of the Company to recognize all or a portion of its backlog as expected; (g) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, the Company’s ability to effectively develop and market products and remain competitive in the telecom market; (h) inability of the management team to implement the strategic repositioning of the Company to focus on its service assurance offerings in the telecom markets; (i) inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new network acceptance solutions beyond the timeframes anticipated or at all; (j) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (k) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (l) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (m) the ability to manage the risks associated with and to grow our business; (n) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; and (o) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.